Filed Pursuant to Rule 433

Registration Number 333-168333

International Business Machines Corporation
May 2, 2013
Pricing Term Sheet

0.450% Notes due 2016

1.625% Notes due 2020

Issuer	International Business Machines Corporation
Expected Issuer Ratings*	Aa3/AA-/A+ (Moody’s/S&P/Fitch)
Format	SEC Registered
Trade Date	May 2, 2013
Settlement Date	May 7, 2013 (T+3)
Joint Bookrunning Managers	BNP Paribas Securities Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc. Wells Fargo Securities, LLC
Co-Managers	BNY Mellon Capital Markets, LLC CastleOak Securities, L.P. MFR Securities, Inc. Toussaint Capital Partners, LLC
	2016 Notes	2020 Notes
Principal Amount	$1,000,000,000	$1,250,000,000
Maturity	May 6, 2016	May 15, 2020
Interest Payment Dates	May 6 and November 6	May 15 and November 15
First Interest Payment Date	November 6, 2013	November 15, 2013
Benchmark Treasury	0.250% due April 15, 2016	1.125% due April 30, 2020
Benchmark Treasury Yield	0.295%	1.069%
Spread to Benchmark Treasury	T + 25 bps	T + 67 bps
Yield to Maturity	0.545%	1.739%
Coupon	0.450%	1.625%
Make-Whole Call	T + 5 bps	T + 12.5 bps
Price to Public	99.718%	99.249%
Underwriting Discount	0.150%	0.300%
Price to Issuer	99.568%	98.949%
Day Count	30/360	30/360
Minimum Denomination	$100,000 and multiples of $1,000	$100,000 and multiples of $1,000
CUSIP	459200 HL8	459200 HM6
ISIN	US459200HL87	US459200HM60

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 800-854-5674, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 800-294-1322, RBS Securities Inc. toll-free at 866-884-2071, or Wells Fargo Securities, LLC toll-free at 800-326-5897.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on May 2, 2013 relating to its Prospectus dated July 27, 2010.